Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-217638) pertaining to the Executive Employment Agreement effective as of June 1, 2016 between Lion Biotechnologies, Inc. and Maria Fardis, of our report dated March 11, 2016, with respect to the financial statements of Lion Biotechnologies, Inc. as of December 31, 2015 and 2014, and for the years then ended, which appear in Lion Biotechnologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 31, 2017